EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (832) 353-1409
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS DECEMBER 2006 PERFORMANCE

            HOUSTON, Jan. 2, 2007 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for December 2006 related to its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 861.1 million, up 5.4 percent over December 2005, and available seat miles (ASMs) increased by 3 percent compared with December 2005.  ExpressJet's December load factor was 77.1 percent, a 1.7 point increase over December 2005.  The company flew 78,171 block hours, compared with 75,312 block hours in December 2005, and operated 41,133 departures, versus 39,949 departures in December 2005.

            Also in December 2006, ExpressJet operated at a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 96.6 percent during the month.  In December 2005, ExpressJet’s controllable completion factor was 99.7 percent and its total completion factor was 97.4 percent.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, provides third-party training through its Training Services division and offers charter services through its Corporate Aviation division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS DECEMBER 2006 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

December	2006		2005		Change

Revenue Passenger Miles (000)	861,109		817,187		5.4	Percent

Available Seat Miles (000)	1,116,182		1,083,362		3.0	Percent

Passenger Load Factor	77.1	Percent	75.4	Percent	1.7	Points

Block Hours	78,171		75,312		3.8	Percent

Departures	41,133		39,949		3.0	Percent

YEAR-TO-DATE	2006		2005		Change

Revenue Passenger Miles (000)	10,296,687		8,937,931		15.2	Percent

Available Seat Miles (000)	13,200,257		11,972,897		10.3	Percent

Passenger Load Factor	78.0	Percent	74.7	Percent	3.4	Points

Block Hours	916,720		827,369		10.8	Percent

Departures	491,599		449,928		9.3	Percent

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